UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 14, 2014

Cognizant Technology Solutions Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey	07666
(Address of Principal Executive Offices)	(Zip Code)

(201) 801-0233

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

On September 14, 2014, Cognizant Domestic Holdings Corporation, a Delaware corporation (the “Buyer”) and wholly-owned subsidiary of Cognizant Technology Solutions Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with TZ US Parent, Inc., a Delaware corporation (the “Parent”), and TZ Holdings, L.P., a Delaware limited partnership (the “Seller”), to purchase (i) 100% of the outstanding common stock of the Parent and (ii) 100% of the outstanding units of preferred limited liability company interests of TZ US Midco, L.L.C., a Delaware limited liability company. The transaction contemplated by the Purchase Agreement (the “Transaction”) is expected to close in the fourth quarter of 2014.

Pursuant to the terms of the Purchase Agreement, the purchase price, which is based upon an enterprise value of Parent and its subsidiaries of $2.7 billion, is to be paid entirely in cash and is subject to customary adjustments, including without limitation, for cash, working capital, indebtedness and certain expenses.

The consummation of the Transaction is subject to a number of customary closing conditions, including submission to antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act and the expiration of the waiting period thereunder.

The Purchase Agreement may be terminated prior to the closing of the Transaction by (1) mutual written consent of the Buyer and the Seller, (2) the Buyer or the Seller upon certain breaches of the Purchase Agreement by the other party, (3) the Buyer or the Seller, if the closing of the Transaction has not been completed by December 23, 2014 and (4) the Buyer or the Seller, if the Transaction has been permanently enjoined. The Company has provided a guaranty on behalf of the Buyer to the Seller in connection with the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full agreement attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On September 15, 2014, the Company issued a press release announcing the Transaction. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. At 8:00 a.m. Eastern on September 15, 2014, the Company is holding a conference call to discuss the Transaction. A copy of the presentation that is being used during the conference call is furnished herewith as Exhibit 99.2.

The information in this Item 7.01 (including Exhibits 99.1 and 99.2) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

In connection with the entry into the Purchase Agreement, the Company obtained a commitment (the “Bridge Commitment”) from Credit Suisse AG, JPMorgan Chase Bank, N.A. and Barclays Bank PLC to provide certain senior unsecured bridge loans (the “Bridge Loan”) in aggregate amount up to $1.0 billion (the “Commitment Amount”), subject to customary conditions. The Bridge Commitment will expire upon the earliest to occur of (1) December 31, 2014, (2) the closing of the Transaction without the use of the Bridge Loan, and (3) the termination of the Purchase Agreement in accordance with its terms. The Bridge Loan is available to fund a portion of the aggregate purchase price of the Transaction, if the Company so chooses, although the Company’s current intention is to seek alternative long-term debt financing.

Item	9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Stock Purchase Agreement, dated September 14, 2014, by and among TZ US Parent, Inc., TZ Holdings, L.P. and Cognizant Domestic Holdings Corporation. (The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.)

99.1**	Press release issued by the Company on September 15, 2014.
99.2**	Presentation to investors by the Company on September 15, 2014.

*	Filed herewith.
**	Furnished herewith.

Forward-Looking Statements

This Current Report on Form 8-K includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding the financing for and potential closing of the Transaction, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the risk that we may not be able to obtain financing for or close the Transaction, and the factors discussed in our most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Steven Schwartz
Name:	Steven Schwartz
Title:	Executive Vice President, Chief Legal and Corporate Affairs Officer

Date: September 15, 2014

INDEX TO EXHIBITS

Exhibit No.	Description

2.1*	Stock Purchase Agreement, dated September 14, 2014, by and among TZ US Parent, Inc., TZ Holdings, L.P. and Cognizant Domestic Holdings Corporation. (The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.)
99.1**	Press release issued by the Company on September 15, 2014.
99.2**	Presentation to investors by the Company on September 15, 2014.

*	Filed herewith.
**	Furnished herewith.